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                                                                    Exhibit 10.2

                    [AT&T WIRELESS SERVICES, INC. LETTERHEAD]

                                                               February 12, 2004

Joseph McCabe, Jr.
150 Mt. Airy Road
Basking Ridge, New Jersey 07920

Dear Joseph:

            Pursuant to the authority granted to me under the resolutions adopted by the Compensation Committee of the Board of Directors of AT&T Wireless Services, Inc. (the "Company") on January 19, 2004, in the event that your employment terminates pursuant to any of the events described in Article III of the Company's Amended and Restated Senior Officer Severance Plan (the "Plan"), notwithstanding the provisions of the penultimate sentence of Section 7.6 of the Plan, in addition to the severance benefits set forth in the Plan, you shall be entitled to an additional payment under the Plan equal to the product of (a) the Multiple (as defined in the Plan) and (b) $20,833. In consideration for the foregoing, the Company reserves the right to make any payments otherwise due to you under retention arrangements existing as of the date hereof on a monthly basis rather than an semi-annual basis.

            The Company's obligation to make the payments provided for in this letter and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense, or other claim, right or action that the Company may have against you or others. In no event shall you be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to you under any of the provisions of this letter, nor shall the amount of any payment hereunder be reduced by any compensation earned by you as a result of employment by another employer.

            This letter shall be binding upon any successor of the Company or its businesses (whether direct or indirect, by purchase, merger, consolidation or otherwise), in the same manner and to the same extent that the Company would be obligated under this letter if no succession had taken place. The term "Company," as used in this letter, shall mean the Company as hereinbefore defined and any successor or assignee to the business or assets which by reason hereof becomes bound by this letter.

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            This letter shall be governed by, and construed in accordance with, the laws of the State of Washington, without reference to its conflict of law rules. All benefits hereunder are subject to withholding for applicable income and payroll taxes or otherwise as required by law.

                                                    Sincerely,

                                                    Jane Marvin
                                                    Executive VP Human Resources
                                                    AT&T Wireless Services, Inc.

Acknowledged and Agreed:

Name: __________________________________

Dated: _________________________________

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